                                                                     EXHIBIT 3.3


                           ARTICLES OF INCORPORATION

                                       OF

                             NEXTLINK CAPITAL, INC.


     Pursuant to RCW 23B.02.020 of the Washington Business Corporation Act, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

                                   ARTICLE I

                                      NAME
                                      ----

          The name of this corporation is NEXTLINK Capital, Inc.

                                   ARTICLE II

                                    PURPOSES
                                    --------

     This corporation is organized for the following purposes:

     To engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act.

                                  ARTICLE III

                                     SHARES
                                     ------

     This corporation is authorized to issue one thousand (1,000) shares of common stock with no par value.

                                   ARTICLE IV

                               PREEMPTIVE RIGHTS
                               -----------------

     Each Shareholder shall have preemptive rights to acquire additional shares which may be issued by this corporation to the extent preemptive rights apply to such shares under the Washington Business Corporation Act.


ARTICLES OF INCORPORATION - Page 1
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                                   ARTICLE V

                              NO CUMULATIVE VOTING
                              --------------------

     At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                                   ARTICLE VI

                                     BYLAWS
                                     ------

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                                  ARTICLE VII

                          REGISTERED AGENT AND OFFICE
                          ---------------------------

     The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

     Registered Agent                       Office
     ----------------                       ------

     DWTR&J Corp.                1501 Fourth Avenue, Suite 2600
                                 Seattle, WA  98101

                                 ARTICLE VIII

                                   DIRECTORS
                                   ---------

     A. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

     B. The term of the initial directors shall be until the first annual meeting of the shareholders or until their successors are elected and qualified, unless removed in accordance with the provisions of the Bylaws.


ARTICLES OF INCORPORATION - Page 2
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                                   ARTICLE IX

            SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS
            --------------------------------------------------------

     In order to obtain shareholder approval in connection with the following corporate actions, such actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group: amendment of the Articles of Incorporation; a plan of merger or share exchange; the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation's assets other than in the usual and regular course of business; or dissolution of the corporation.


                                   ARTICLE X

                                  INCORPORATOR
                                  ------------

     The name and address of the incorporator are as follows:

     Name                                 Address
     ----                                 -------

     Jay D. Hull                 1300 SW Fifth Avenue, Suite 2300
                                 Portland, OR  97201


                                   ARTICLE XI

                       LIMITATION OF DIRECTORS' LIABILITY
                       ----------------------------------

     A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLES OF INCORPORATION - Page 3
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                                  ARTICLE XII

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS
                   -----------------------------------------

     Section 1.  Right to Indemnification.  Each person who was, or is
                 ------------------------
threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

     Section 2.  Right of Claimant to Bring Suit.  If a claim under Section 1 of
                 -------------------------------
this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the
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claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

     Section 3.  Nonexclusivity of Rights.  The right to indemnification and the
                 ------------------------
payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 4.  Insurance, Contracts and Funding.  The corporation may maintain
                 --------------------------------
insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     Section 5.  Indemnification of Employees and Agents of the Corporation.
                 ----------------------------------------------------------
The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

ARTICLES OF INCORPORATION - Page 5
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                                  ARTICLE XIII

                                 EFFECTIVE DATE
                                 --------------

     These Articles of Incorporation shall be effective upon filing.

          Dated: March 18, 1996.

                                 -----------------------------
                                 Jay D. Hull, Incorporator

ARTICLES OF INCORPORATION - Page 6
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                      CONSENT TO SERVE AS REGISTERED AGENT
                      ------------------------------------

     DWTR&J Corp., a Washington corporation, hereby consents to serve as Registered Agent, in the State of Washington, for NEXTLINK Capital, Inc. DWTR&J Corp. understands that as agent for said corporation, it will be responsible to receive service of process in the name of said corporation; to forward all mail to said corporation; and to immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of 2600 Century Square, 1501 Fourh Avenue, Seattle, WA 98101-1688.

                                 DWTR&J CORP.


Date: March 18, 1996             By: ___________________________

                                 Linda M. Lufkin
                                 Its:  Vice President

                                 2600 Century Square
                                 1501 Fourth Avenue
                                 Seattle, Washington  98101-1688



ARTICLES OF INCORPORATION - Page 7